Exhibit 5.1

OFFICE OF THE CHIEF STATE LAW ADVISER

Private Bag X9069, CAPE TOWN, 8000, Tel (021) 441 4900, 9 Riebeeck Street, The Box, Luno Building, 18th Floor, CAPE TOWN, 8001, E-mail: OCSLA@justice.gov.za

Ref:	18/2022/23A&B
Enq:	Ayesha Johaar
Tel:	(021) 441 4903
e-mail:	AJohaar@justice.gov.za
website:	http:/www.doj.gov.za
Date:	20 April 2022

Minister Enoch Godongwana, MP
The Minister of Finance

Private Bag X115 PRETORIA

0001

Republic of South Africa

Dear Honourable Minister Godongwana (MP),

As Chief State Law Adviser of the Republic of South Africa (the “Republic” or “South Africa”), I have acted as counsel for the Republic in connection with the filing of a Prospectus Supplement dated April 12, 2022 of the Republic and filed with the U.S. Securities and Exchange Commission on or about April 12, 2022.

I have examined such documents and instruments as I have deemed necessary to give this opinion, including, but not limited to, sections 66(2), 71 and 72 of the Public Finance Management Act, 1999 (Act No. 1 of 1999), as amended, the South African State Liability Act, 1957 (Act No. 20 of 1957), the Amended and Restated Fiscal Agency Agreement, dated as of February 10, 2017 (the “Fiscal Agency Agreement”), between South Africa and Citibank, N.A., London Branch, as Fiscal Agent, and the other parties thereto, a form of Global Note, an Underwriting Agreement, dated December 13, 2013 (the “Underwriting Agreement”) and a related Pricing Agreement, dated April 11, 2022 which incorporates the terms of the Underwriting Agreement by reference and hereby opine that:

(a)	all necessary action has been duly taken by or on behalf of South Africa, and all necessary approvals and consents required under the laws of South Africa have been obtained, for the authorisation of the debt securities (“Debt Securities); and
(b)	when duly executed and delivered by South Africa and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, the Debt Securities will constitute valid, legally binding, direct, general, unconditional, and unsecured external indebtedness of the Republic and will rank, without any preference among themselves and equally, with all other external indebtedness of South Africa in respect of moneys borrowed by South Africa and guarantees given by South Africa for moneys borrowed by others which is expressed or denominated in a currency or currencies other than South African rand or which is, at the option of the person entitled thereto, payable in a currency or currencies other than South African rand.

I hereby consent to the filing of this opinion as an exhibit to an Amendment to South Africa’s Annual Report on Form 18-K for its Fiscal Year ended March 31, 2021 and to the use of my name and the making of the statements with respect of me that are set forth under the caption “Legal Matters” in the Prospectus Supplement referred to above and under the caption “Validity of the Securities” in the Prospectus of the Republic included in the registration statement filed by South Africa with the U.S. Securities and Exchange Commission. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

Yours faithfully,

/s/ Ayesha Johaar

Ayesha Johaar

Chief State Law Adviser (Acting)
REPUBLIC OF SOUTH AFRICA